Form of Note

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSFER IS IN ACCORDANCE WITH RULE 144 OR A SIMILAR RULE AS THEN IN EFFECT UNDER THE ACT OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

Convertible Subordinated Promissory Note
$_____________________	[DATE]

Los Angeles, California

For value received, TECHNOCONCEPTS INC., a Colorado corporation (the "Company"), promises to pay to the undersigned (the "Holder"), the principal sum of the amount written above, together with interest from the date of this Note on the unpaid principal balance as provided in Section 2 below. This Note is subject to the following terms and conditions.

1. Maturity

Subject to Section 3, the principal and all accrued interest under this Note shall be due and payable upon demand by the Holder at any time after ___________, 20___ (the "Maturity Date"). Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with all accrued interest thereon, shall become immediately due and payable upon the occurrence of an Event of Default (as hereinafter defined).

2. Interest

(a) Interest Rate

The outstanding principal will bear interest at the rate of eight (8%) percent per annum.

(b) Interest Payments

Interest on the outstanding principal shall be payable at the rate set forth above and shall be payable at such time as the outstanding principal amount hereof is otherwise due and payable. Interest shall be computed on the basis of a three hundred sixty (360)-day year and actual days elapsed.

(c) Reduction of Interest

If at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Holder as compensation for fees, services or expenses incidental to the making, negotiating or collection of any advance evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum of rate of interest permitted to be charged by the Holder to the Company, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

3. Conversion

(a) Investment by the Holder

At the option of the Holder, the entire principal amount of and accrued interest on this Note shall be converted into shares of the Company's equity securities (the "Equity Securities") issued and sold at the closing of the Company's next equity financing in a single transaction or a series of related transactions yielding gross proceeds to the Company of at least $5 million in the aggregate (including amounts converted under this Note and other similar convertible promissory notes) (the "Next Equity Financing"). The number of shares of Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus (if applicable) accrued interest by (ii) the price per share of the Equity Securities, rounded to the nearest whole share, and the issuance of such shares upon such conversion shall be upon the terms and subject to the conditions applicable to the Next Equity Financing.

(b) Mechanics and Effect of Conversion

No fractional shares of the Company's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 3, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

(c) Payment of Interest

Upon conversion of the principal amount of this Note into Equity Securities or Common Stock, any interest accrued on this Note that is not by reason of this Section 3 hereof simultaneously converted into Equity Securities or Common Stock shall be immediately paid to the Holder.

4. Payment

All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. At any time following the determination of the terms of the next Equity Financing, the Company shall have the right to prepay this Note, in whole or in part, prior to the Maturity Date without penalty; provided that the Holder have the right to convert as set forth in Section 3(a) for a period of ten days following receipt of notice of such prepayment.

5. Events of Default

The occurrence of any of the following shall constitute an "Event of Default" hereunder:

(a) Failure to Pay

The Company shall fail to pay (i) any principal payment on the due date hereunder or (ii) any interest or other payment required pursuant to the terms hereof. on the date due and such payment shall not have been made within twenty (20) days of Company's receipt of Holder's written notice to the Company of such failure to pay; or

(b) Breaches of Covenants

The Company shall fail to observe or perform any covenant, obligation, condition or agreement contained herein (other than those covenants specified in Section 5(a) of this Note) and (i) such failure shall continue for twenty (20) days, or (ii) if such failure is not curable within such twenty (20) day period, but is reasonably capable of cure within 180 days, either (A) such failure shall continue for 180 days or (B) Company shall not have commenced a cure in a manner reasonably satisfactory to Holder within the initial 45 day period; or

(c) Voluntary Bankruptcy or Insolvency Proceedings

The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted pursuant to any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(d) Involuntary Bankruptcy or Insolvency Proceedings

Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 180 days of commencement.

6. Rights of Holder upon Default

Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it hereunder or pursuant to applicable law. The Company agrees to pay all taxes levied or assessed upon the outstanding principal against any holder of this Note and to pay all reasonable costs, including attorneys' fees, costs relating to the appraisal and/or valuation of assets and all other costs and expenses incurred in the collection, protection, defense, preservation, or enforcement of this Note or any endorsement of this Note or in any litigation arising out of the transactions of which this Note or any endorsement of this Note is a part.

7. Transfer, Successors and Assigns

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates of the Holder. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder except in connection with an assignment in whole to a successor corporation to the Company, provided that such successor corporation acquires all or substantially all of the Company's property and assets and provided further that none of the Holder's rights hereunder are impaired.

8. Governing Law

This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

9. Notices

Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or five (5) days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

10. Amendments and Waivers

Any term of this Note may be amended or waived only with the written consent of the Company and holders of in excess of 50% of the principal amount of notes issued on about the date of the Note, provided that all such notes are amended, waived or modified in a like manner. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Company, the Holder and each transferee of the Note.

11. Shareholders, Officers and Directors Not Liable

In no event shall any shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

12. Subordination

This Note shall be subject to the forms of subordination agreement requested from time to time by holders of Senior Indebtedness (as defined below), and the Holder agrees to enter into such forms of subordination agreement upon request of such holders of Senior Indebtedness and be bound by such agreements. "Senior Indebtedness" as used herein shall mean the principal of (and premium, if any) and unpaid interest on, indebtedness of the Company, or with respect to which the Company is a guarantor, investors or to banks, insurance companies, lease financing institutions or other lending institutions or business units of such institutions regularly and primarily engaged in the business of lending money, which is for money borrowed (or purchase or lease of equipment in the case of lease financing) by the Company, and which is approved by the Board of Directors of the Company, whether or not secured, and whether or not previously incurred or incurred in the future.

13. Representations and Warranties of Holder and Transfer Restrictions

Holder hereby represents and warrants to the Company with respect to the purchase of this Note and any Equity Securities of the Company issued upon conversion of (or with respect to) this Note (the "Note Shares"):

(a) Binding Obligation

The Holder has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note is a valid and binding obligation of the Holder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

(b) Investment and Accredited Investor

The Holder understands that the investment in the Note and the Note Shares is a speculative investment, and represents that it is aware of the business affairs and financial condition of the Company, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Note, and that it is purchasing the Note for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities laws. Holder further represents that it understands that the Note and the Note Shares have not been registered under the Securities Act or applicable state securities laws by reason of specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Holder's investment intent as expressed herein. The Holder acknowledges and understands that the Note and the Note Shares must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws or unless exemptions from such registration and qualification requirements are available, and that the Company is under no obligation to register or qualify the Note or the Note Shares. The Holder is an accredited investor as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act.

(c) Access to Data

The Holder acknowledges that it has had an opportunity to discuss the Company's business, management and financial affairs with its officers and directors. The Holder understands that such discussions as well as any written information issued by the Company were intended to describe the aspects of the Company's business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

(d) Restrictions on Transferability

The Note and the Note Shares shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 13(d), which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Investor will cause any proposed purchaser, assignee, transferee, or pledgee of the Note and the Note Shares held by the Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 13(d). Prior to any proposed sale, assignment, transfer or pledge of this Note or the Note Shares (collectively the "Restricted Securities"), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder shall give written notice to the Company of the Holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accomplished at the Holder's expense by either (i) an unqualified written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Securities and Exchange Commission (the "Commission") to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to the Commission's Rule 144, an appropriate restrictive legend, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for the Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

14. Treatment of Note

To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

COMPANY:

TechnoConcepts Inc.

By: ______________________________________
Antonio Turgeon, Chairman & CEO

AGREED TO AND ACCEPTED:

HOLDER:

By: ______________________________________
Name:
Title: